AnorMED INC.
RECOMMENDING REJECTION OF THE GENZYME OFFER TO PURCHASE ALL OUTSTANDING
COMMON SHARES OF ANORMED.
Security Type:  Common share, AnorMED Ticker: TSX – AOM, NASDAQ – ANOR
Genzyme Corp Offer Expiry Date:  October 7, 2006, (12:01 a.m., Vancouver time)
In-bound Script
Thank you for calling AnorMED Inc., enquiries line, my name is <insert your name >. How may I help you today? (Answer questions). May I ask, if you are a common shareholder?

Thank you.

Do you have a copy of the Directors’ Circular recommending rejection of the GENZYME Offer that was mailed to you recently? You may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation /Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov.

The Board of Directors recommends that AnorMED Shareholders REJECT the Genzyme Offer and NOT TENDER their AnorMED Shares.
 The Board of Directors has carefully reviewed and considered the GENZYME Offer and has determined that it does not adequately reflect AnorMED’s fundamental value and is not in the best interests of AnorMED and its shareholders.
May I please give you our toll-free number and email address if you have any questions?

Call 1-866-639-3460 or

Email:contactus@kingsdaleshareholder.com

Facsimile:416-867-2271

Banks and Brokers call Collect:416-867-2272

Thank you for your time.

Here are some of the principal reasons for the recommendation of the Board of Directors to AnorMED Shareholders that they REJECT the GENZYME Offer and NOT TENDER their AnorMED Shares to the GENZYME Offer:

•	The Genzyme Offer of US$8.55 per share was made at a price that was substantially below the market price of our common shares at the time the Genzyme Offer was made.

•	As recent as September 8, 2006 AnorMED closed on the NASDAQ at over US$10.00 per share, well above the Genzyme offer.

•	We believe that the offer does not reflect the potential value of the many value drivers within AnorMED: including MOZOBIL in stem cell transplant, MOZOBIL in hematological malignancies, AMD070 for HIV, as well as our multiple preclinical programs.

•	In our view, Genzyme has not attributed the appropriate value to these many elements of our business.

•	We believe that the fundamental value of the company exceeds US$8.55 per share.

•	Finally, we also believe that other strategic alternatives exist that could offer AnorMED shareholders greater value than that represented in the Genzyme offer.

Additional Speaking Points:

•	Since AnorMED has additional value drivers beyond MOZOBIL and other valuable existing and potential near-term financial assets such as cash balance, tax benefits and royalty payments, AnorMED has a great potential to be successful and maximize its shareholders value tremendously in the near future.

•	Genzyme has made three attempts in the past five months, however; Genzyme did not publicly announce its first two attempts. The Genzyme offer is unsolicited and should be considered a hostile bid.

April 7, 2006 – U.S.$7.75/share (14% premium)

April 13, 2006 – U.S.$8.55/share (24% premium)

September 1, 2006 – U.S.$8.55 (14% discount)

•	The Board of Directors believes that the Genzyme offer undervalues the AnorMED shares and will not be supported by the market and AnorMED will only consider the premium bids to maximize its shareholder value.

(See Summary Sheet for more information)
If you have any questions or require further assistance in withdrawing any AnorMED shares already tendered, we can be reached at 1-866-639-3460. Thank you very much for your time. Have a nice day/night.
— Remember:  Speak slowly, especially when providing a phone number. —
Caller – please provide written comments of the following:
1) Tendered, 2) Undecided (provide written comments), 3) Against (provide written comments) or 4) For

MORE INFORMATION AND WHERE TO FIND IT
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 hostile offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. The Circular describes the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 – 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding AnorMED’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: AnorMED’s Board of Directors’ belief about the fundamental value of AnorMED; that the Genzyme Offer, if successful, will deprive AnorMED shareholders of significant upside potential in their investment in AnorMED; AnorMED’s expectation that strategic alternatives exist that could offer AnorMED’s shareholders greater value than that proposed in the Genzyme Offer; the existence and value of drivers beyond MOZOBIL; the intention of the Board of Directors to consider only premium bids;

With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: AnorMED’s ability to create shareholder value in excess of the Genzyme Offer; Goldman, Sachs & Co.’s ability to present AnorMED’s potential to the world’s leading healthcare companies; AnorMED’s ability to update shareholders in the days and weeks ahead of any developments relating to the Genzyme Offer and/or any potential transaction; AnorMED’s ability to enter into a potential transaction on commercially acceptable financial terms, or at all; AnorMED’s ability to commercialize MOZOBIL; AnorMED’s ability to achieve its clinical and commercialization milestones for MOZOBIL and its secondary clinical stage product, AMD070, and the resulting increase in shareholder value; AnorMED’s ability to release by the second quarter of 2007 top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA by the fourth quarter of 2007 and with Canadian and European regulators in 2008; AnorMED’s ability to assess the potential sales prospects for MOZOBIL for stem cell transplantation, the treatment of leukemia, and stem cell therapy of tissue repair; AnorMED’s ability to assess the potential sales prospects for AMD070; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED’s ability to assess the likelihood of success of the trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication; AnorMED’s ability to assess Genzyme’s potential operating margins; AnorMED’s ability to present updated data on the development of AMD070 in HIV patients in February 2007; AnorMED’s ability to present additional data relating to MOZOBIL in December 2006; AnorMED’s ability to receive cash proceeds from the exercise of stock options and potential near-term milestone and royalty payments from several licensees; and AnorMED’s ability to have its Rights Plan approved by the Toronto Stock Exchange. The foregoing list of assumptions is not exhaustive.
Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward-looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: AnorMED may not have the ability to create shareholder value in excess of the Genzyme Offer; Goldman, Sachs & Co. may not have the ability to present AnorMED’s potential to the world’s leading healthcare companies; AnorMED may not have the ability to update shareholders in the days and weeks ahead of any developments; AnorMED may not have the ability to enter into a potential transaction on commercially acceptable financial terms, or at all; AnorMED may not have the ability to commercialize MOZOBIL; AnorMED may not have the ability to achieve its clinical and commercialization milestones for MOZOBIL and AMD070, and as a result, it may not achieve an increase in shareholder value; AnorMED may not have the ability to release by the second quarter of 2007 top-line data from its two pivotal Phase III studies for the use of
MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED may not have the ability to file a NDA for marketing approval with the U.S. FDA by the fourth quarter of 2007 and with Canadian and European regulators in 2008; AnorMED may not have the ability to assess the potential sales prospects for MOZOBIL for stem cell transplantation, the treatment of leukemia, and stem cell therapy of tissue repair; AnorMED may not have the ability to assess the potential sales prospects for AMD070; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED may not have the ability to assess the likelihood of success of the trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication; AnorMED may not have the ability to assess Genzyme’s potential operating margins; AnorMED may not have the ability to present updated data on the development of AMD070 in HIV patients in February 2007; AnorMED may not have the ability to present additional data relating to MOZOBIL in December 2006; AnorMED may not have the ability to receive cash proceeds from the exercise of stock options and it may not receive near-term milestone and royalty payments from several licensees; and AnorMED may not have the ability to have its Rights Plan approved by the Toronto Stock Exchange.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.